Exhibit 99.1

FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES FIRST QUARTER 2011 RESULTS

Toronto, Ontario, May 11, 2011 - SunOpta Inc. (“SunOpta” or “the Company”) (NASDAQ:STKL; TSX:SOY), a leading global company focused on natural, organic and specialty foods, today announced financial results for the quarter ended April 2, 2011. All amounts are expressed in U.S. dollars and results are reported in accordance with U.S. GAAP, except where specifically noted.

The Company realized revenues of $260.9 million in the first quarter of 2011 versus revenues of $216.7 million in the first quarter of 2010, a year over year increase of 20.4% . Revenues increased 9.7% excluding the impact of the acquisitions completed late in 2010.

For the first quarter of 2011, the Company realized operating income1 of $11.0 million or 4.2% of revenues, an increase of approximately 14.6%, versus operating income1 in the first quarter of 2010 of $9.6 million or 4.4% of revenues. The increase in operating income was driven by increases in the Grains and Foods Group, International Foods Group and Opta Minerals Inc. combined with reduced corporate spending. Excluding the year over year impact of the foreign exchange loss (gain), operating earnings increased 31.3% .

For the first quarter of 2011, the Company reported earnings per diluted common share from continuing operations of $0.08 or $5.1 million, as compared to $0.06 or $4.2 million for the first quarter of 2010. The Company realized EBITDA1 in first quarter of 2011 of $15.9 million as compared to $14.0 million in the first quarter of 2010, an increase of approximately 13.7% .

At April 2, 2011, the Company’s balance sheet reflects a current working capital ratio of 1.39 to 1.00, long-term debt to equity ratio of 0.22 to 1.00 and total debt to equity ratio of 0.62 to 1.00. During the first quarter of 2011 the Company used cash from continuing operating activities of $33.9 million as compared to $13.6 million in the first quarter of 2010, reflecting the impact of increased commodity volumes and costs and increased inventory and accounts receivable balances related to growth in the business. At April 2, 2011 the Company has total assets of $657.4 million and a net book value of $4.56 per outstanding share. At quarter-end, the Company was in compliance with its bank financial covenants.

Steve Bromley, President and Chief Executive Officer of SunOpta commented, ”We are pleased with our first quarter 2011 results which represent record first quarter net earnings for our Company. Operating income1 has improved in spite of rising commodity prices. We continue to streamline our portfolio and over the last twelve months have divested of three non-core operations, most recently the Mexican Frozen Fruit Assets, while over the same period acquiring two core operations. We remain focused on growing our business in fast growing healthy foods categories while at the same time improving operating margins and returns on assets employed. We believe we are well positioned to continue our profitable growth in the future.”

The Company plans to host a conference call at 10:00 AM Eastern Time on Thursday, May 12, 2011 to discuss the first quarter results and recent corporate developments. The conference call can be accessed via a link at the Company’s website at www.sunopta.com. Additionally, the call may be accessed with the toll free dial-in number 1-877-312-9198 or 631-291-4622. A replay number can also be accessed between May 12th and 19th with the toll free dial-in number 1–800-642-1687 or 706-645-9291 followed by pass code: 62090916#.

1See discussion of non-GAAP measures

About SunOpta Inc.

SunOpta Inc. is a leading global company focused on natural, organic and specialty foods. The Company specializes in sourcing, processing and packaging of natural and organic food products, integrated from seed through packaged products; with a focus on strategically significant vertically integrated business models. The Company’s core natural and organic food operations focus on value-added grains, fiber and fruit based product offerings, supported by a global infrastructure. The Company has two non-core holdings, a 66.4% ownership position in Opta Minerals Inc. (TSX:OPM), a producer, distributor, and recycler of environmentally friendly industrial materials, and a minority ownership position in Mascoma Corporation, an innovative biofuels company.

Forward-Looking Statements

Certain statements included in this press release may be considered “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, our continued efforts to streamline our portfolio, our focus on growing our business and improving operating margins and returns on assets employed and our positioning to continue profitable growth in the future. The terms and phrases “continue”, “improving”, “remain focused”, “positioned”, and other similar terms and phrases are intended to identify these forward looking statements. Forward looking statements are based on information available to us on the date of this release and are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors the Company believes are appropriate in the circumstances including, but not limited to, general economic conditions, consumer interest in health and wellness, product pricing levels, current customer demand, competitive intensity, cost rationalization and product development initiatives. Whether actual timing and results will agree with expectations and predications of the Company is subject to many risks and uncertainties including, but not limited to, global economic conditions, consumer spending patterns and changes in market trends, decreases in customer demand, potential failure of product development, working capital management and continuous improvement initiatives, availability and pricing of raw materials and supplies, and other risks described from time to time under “Risk Factors” in the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q (available at www.sec.gov). Consequently all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized.

For further information, please contact:

SunOpta Inc.

Steve Bromley, President & CEO
Eric Davis, Vice President & CFO
Tony Tavares, Vice President & COO
Susan Wiekenkamp, Information Officer
Tel: 905-455-2528, ext 103
susan.wiekenkamp@sunopta.com
Website: www.sunopta.com

SunOpta Inc.
Consolidated Statements of Operations
For the quarters ended April 2, 2011 and April 3, 2010
(Expressed in thousands of U.S. dollars, except per share amounts)
(Unaudited)

	April 2, 2011	April 3, 2010	Change
Revenues	$260,923	$216,749	20.4%
Cost of goods sold	225,368	181,273	24.3%
Gross profit	35,555	35,476	0.2%
Selling, general and administrative expenses	23,007	25,796	(10.8%	)
Intangible asset amortization	1,385	1,175	17.9%
Other expense, net	362	315	14.9%
Foreign exchange loss (gain)	135	(1,117)	(112.1%	)
Earnings from continuing operations before the following	10,666	9,307	14.6%
Interest expense, net	1,984	3,022	(34.3%	)
Earnings from continuing operations before income taxes	8,682	6,285	38.1%
Provision for income taxes	3,009	2,076	44.9%
Earnings from continuing operations	5,673	4,209	34.8%
Earnings from discontinued operations, net of taxes	-	432	n/m
Earnings	5,673	4,641	22.2%
Earnings attributable to non-controlling interests	592	28	n/m
Earnings attributable to SunOpta Inc.	$5,081	$4,613	10.1%

Earnings per share – basic
-from continuing operations	$0.08	$0.06
-from discontinued operations	-	0.01
	$0.08	$0.07
Earnings per share – diluted
-from continuing operations	$0.08	$0.06
-from discontinued operations	-	0.01
	$0.08	$0.07

SunOpta Inc.
Consolidated Balance Sheets
As at April 2, 2011 and January 1, 2011
Unaudited
(Expressed in thousands of U.S. dollars, except per share amounts)

	April 2, 2011	January 1, 2011
Assets

Current assets
Cash and cash equivalents	$5,720	$2,643
Accounts receivable	112,038	98,875
Inventories	227,462	200,278
Prepaid expenses and other current assets	32,837	30,041
Deferred income taxes	740	870
	378,797	332,707

Investments	33,345	33,345
Property, plant and equipment	120,063	118,924
Goodwill	49,078	48,558
Intangible assets	60,321	60,200
Deferred income taxes	11,796	11,889
Other assets	2,841	2,930
Non-current assets held for sale	1,131	1,131

	$657,372	$609,684

Liabilities

Current liabilities
Bank indebtedness	$120,643	$75,910
Accounts payable and accrued liabilities	118,528	124,031
Customer and other deposits	3,627	2,858
Income taxes payable	746	973
Other current liabilities	6,068	7,674
Current portion of long-term debt	22,892	22,247
Current portion of long-term liabilities	292	571
	272,796	234,264

Long-term debt	42,088	42,735
Long-term liabilities	6,419	6,642
Deferred income taxes	22,351	20,808
	343,654	304,449

Equity
SunOpta Inc. shareholders’ equity
Capital Stock	180,881	180,661
65,539,104 common shares (January 1, 2011 - 65,500,091)
Additional paid in capital	12,758	12,336
Retained earnings	100,293	95,212
Accumulated other comprehensive income	4,872	2,833
	298,804	291,042
Non-controlling interest	14,914	14,193
Total equity	313,718	305,235

	$657,372	$609,684

SunOpta Inc.
Consolidated Statements of Cash Flow
For the quarters ended April 2, 2011 and April 3, 2010
(Expressed in thousands of U.S. dollars)
(Unaudited)

	Quarter ended	Quarter ended
	April 2, 2011	April 3, 2010

Cash provided by (used in)
Operating activities
Earnings	$5,673	$4,641
Earnings from discontinued operations	-	432
Earnings from continuing operations	5,673	4,209
Items not affecting cash
Amortization	4,833	4,328
Unrealized loss (gain) on foreign exchange	723	(1,092)
Deferred income taxes	1,766	1,166
Unrealized (gain) loss on derivative instruments	(3,685)	1,443
Other	115	(284)
Changes in non-cash working capital	(43,328)	(23,354)
Net cash flows from operations - continuing operations	(33,903)	(13,584)
Net cash flows from operations - discontinued operations	-	(751)
	(33,903)	(14,335)
Investing activities
Purchases of property, plant and equipment, net	(3,909)	(5,951)
Payment of deferred purchase consideration	-	(500)
Purchases of patents, trademarks and other intangible assets	(81)	(30)
Other	-	296
Cash from investing activities - continuing operations	(3,990)	(6,185)
Cash from investing activities - discontinued operations	-	(373)
	(3,990)	(6,558)
Financing activities
Increase in line of credit facilities	42,551	23,386
Borrowings under long-term debt	37	-
Proceeds from the issuance of common shares	213	207
Repayment of long-term debt	(2,004)	(1,102)
Financing costs	(25)	-
Other	28	(188)
Cash from financing activities - continuing operations	40,800	22,303
Cash from financing activities - discontinued operations	-	-
	40,800	22,303
Foreign exchange gain on cash held in a foreign currency	170	207

Increase in cash and cash equivalents during the period	3,077	1,617
Discontinued operations cash activity included above:
Add: Balance included at beginning of period	-	18,971
Less: Balance included at end of period	-	(20,135)
Cash and cash equivalents - beginning of the period	2,643	1,752
Cash and cash equivalents - end of the period	$5,720	$2,205

SunOpta Inc.
Segmented Information
For the quarters ended April 2, 2011 and April 3, 2010
(Expressed in thousands of U.S. dollars)
(Unaudited)

				Quarter ended
				April 2, 2011
			Corporate
	SunOpta Foods	Opta Minerals	Services	Consolidated
	$	$	$	$

Total revenues from external customers	239,317	21,606	-	260,923

Segment Operating Income	10,463	2,451	(1,886)	11,028

The SunOpta Foods has the following segmented reporting:

				Quarter ended
					April 2, 2011
	Grains and			International	SunOpta
	Foods	Ingredients	Fruit	Foods	Foods
	$	$	$	$	$

Total revenues from external customers	115,601	15,751	37,010	70,955	239,317

Segment Operating Income	5,707	1,895	388	2,473	10,463

				Quarter ended
				April 3, 2010
			Corporate
	SunOpta Foods	Opta Minerals	Services	Consolidated
	$	$	$	$

Total revenues from external customers	198,818	17,931	-	216,749

Segment Operating Income	11,391	1,713	(3,482)	9,622

The SunOpta Foods has the following segmented reporting:

				Quarter ended
					April 3, 2010
	Grains and			International	SunOpta
	Foods	Ingredients	Fruit	Foods	Foods
	$	$	$	$	$

Total revenues from external customers	78,845	18,150	40,340	61,483	198,818

Segment Operating Income	5,016	4,212	1,864	299	11,391

(Segment Operating Income is defined as “Earnings from continuing operations before the following” excluding the impact of “other expense, net”)

1Non-GAAP Measures

In addition to reporting financial results in accordance with generally accepted accounting principles (“GAAP”), the Company provides information regarding Operating Income and Earnings before interest, taxes, depreciation and amortization (“EBITDA”) as additional information about its operating results, which are not measures in accordance with GAAP. The Company believes that these non-GAAP measures assist investors in comparing performance across reporting periods on a consistent basis by excluding items that are not indicative of the Company’s core operating performance. The non-GAAP measures of operating income and EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP.

The Company defines Operating Income as “Earnings from continuing operations before the following” excluding the impact of “Other expense, net”; and EBITDA as Operating Income plus depreciation and amortization. The following is a tabular presentation of Operating income and EBITDA, including a reconciliation to GAAP earnings, which the Company believes to be the most directly comparable GAAP financial measure.

	Quarter ended	Quarter ended
	April 2, 2011	April 3, 2010
Earnings from continuing operations before the following	$10,666	$9,307
Other expense, net	362	315
Operating Income	11,028	9,622
Depreciation and amortization	4,833	4,328
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$15,861	$13,950